Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2007, March 13, 2008 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment), relating to the consolidated financial statements of Speedway Motorsports, Inc. appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Charlotte, North Carolina

April 23, 2008